EXHIBIT 10.7

Amendment No. 1 to

Employment Agreement

The Employment Agreement (the “Agreement”) dated January 18, 2002, that was entered into by and between James V. Mazzo (“Executive”), and Advanced Medical Optics, Inc., a Delaware corporation (the “Company”), is hereby amended effective as of the latest date signed below. This Amendment shall be appended to and become a part of the Agreement.

The parties agree that the Agreement is hereby amended as follows:

1. Effective January 1, 2009, new Section 6.10 shall be added as follows:

6.10 Alternative Payment Date for Tax Compliance. Notwithstanding any contrary provision of this Agreement, if and to the extent any portion of any payment compensation or other benefit provided Executive in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he or she is a specified employee as defined in Internal Revenue Code Section 409A(a)(2)(B)(i), as determined by the Company (or a successor) in accordance with its procedures, by which determination Executive hereby agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after his or her separation from service as determined under Section 409A (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him or her during the period between the separation from service and the New Payment Date shall be paid to him or her in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. In any event, the Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

2. Effective July 1, 2009, if the Executive is determined to be a “covered employee” under Internal Revenue Code Section 162(m) for the applicable period, Section 6.4 shall be amended to read as follows. If the Executive is not deemed a “covered employee,” the original provisions of Section 6.4 shall continue to apply.

6.4 Discharge Without Cause. In the event the Executive’s employment hereunder is terminated due to a Discharge Without Cause, the Company shall pay or provide to Executive: (i) the Severance Payment, (ii) a lump sum equal to Executive’s bonus based on actual corporate performance for the plan year of termination, pro-rated for the period from the beginning of the bonus plan year through the Date of Termination, (iii) a lump sum equal to Executive’s unused accrued vacation time (at his or her Base Salary rate) through the Date of Termination, (iv) expenses incurred by Executive prior to the Date of Termination reimbursable under Section 4.4, and (v) continued medical and other welfare plan coverage for Executive and Executive’s eligible dependents (if any) for twelve (12) months upon the same terms as are generally applied from time to time for similarly situated executive employees.

3. Effective July 1, 2009, if the Executive is determined to be a “covered employee” under Internal Code Section 162(m) for the applicable period, Section 6.5 shall be amended to read as follows. If the Executive is not deemed a “covered employee,” the original provisions of Section 6.5 shall continue to apply:

6.5 Voluntary Resignation for Good Reason. In the event the Executive’s employment hereunder is terminated due to a Voluntary Resignation for Good Reason, the Company shall pay or provide to Executive: (i) the Severance Payment, (ii) a lump sum equal to Executive’s bonus based on actual corporate performance for the plan year of termination, pro-rated for the period from the beginning of the bonus plan year through the Date of Termination, (iii) a lump equal to Executive’s unused accrued vacation time (at her Base Salary rate) through the Date of Termination, (iv) expenses incurred by Executive prior to the Date of Termination reimbursable under Section 4.4, and (v) continued medical and other welfare plan coverage for Executive and Executive’s eligible dependents (if any) for twelve (12) months upon the same terms as are generally applied from time to time for similarly situated executive employees.

4. Effective July 1, 2009, if the Executive is determined to be a “covered employee” under Code Section 162(m) for the applicable period, Section 7.2 shall be amended to read as follows. If the Executive is not deemed a “covered employee,” the original provisions of Section 7.2 shall continue to apply:

7.2 Compensation. For purposes of this Agreement, Executive’s “Compensation” shall equal the sum of (i) the higher of Executive’s current Base Salary or Executive’s highest annual salary rate within the five-year period ending on Executive’s Date of Termination due to a Qualifying Termination, plus (ii) a Management Bonus Increment. The “Management Bonus Increment” shall equal the average of the two highest of the last five bonuses paid by the Company to Executive under the management bonus plan or any successor thereto.

5. Section 2.2 of the Agreement is hereby amended by replacing the words “President and Chief Executive Officer” with “Chairman of the Board and Chief Executive Officer.”

6. Section 3.1 of the Agreement is hereby amended by replacing “$450,000” with “$775,000” throughout Section 3.1.

7. Except as expressly set forth herein, the Agreement is not amended, modified or affected by this Amendment, and the Agreement and the obligations of the parties thereunder are hereby ratified and confirmed by the Company and the Executive in all respects. Executive hereby consents to this Amendment and agrees that the changes included in the Amendment do not and will not constitute Good Reason under the Agreement.

8. This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which shall be but one and the same agreement.

* * * *

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be duly executed.

ADVANCED MEDICAL OPTICS, INC.		EXECUTIVE

By:	/s/ AIMEE S. WEISNER	By:	/s/ JAMES V. MAZZO
	Aimee S. Weisner		James V. Mazzo
	Executive Vice President, Administration and Secretary		Chairman and Chief Executive Officer

Date:	July 31, 2008	Date:	July 31, 2008

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